Exhibit 99.1

August 18, 2016 08:00 ET

Air Industries Group (the "Company" or "Air Industries") Announces: Financial Results for the Second Quarter of 2016 and Conference Call

HAUPPAUGE, NY--(Marketwired - Aug 18, 2016) - Air Industries Group (NYSE MKT: AIRI), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, reports financial results for the three and six months ended June 30, 2016. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine Components.

Mr. Daniel Godin, Chief Executive Officer of Air Industries Group, commented: "We are in the process of aggressively growing Air Industries and we are making substantial progress. We have greatly increased the back-log of the entire Company; each segment has increased its backlog significantly during the first half of 2016 compared to the first half of 2015, particularly at our Complex Machining segment, which has increased its firm backlog by more than $ 4 million. We have made substantial progress in our Turbine & Engine segment securing new business with existing customers as well as on new programs & platforms and with new customers. Due to our successful repositioning efforts, we expect to achieve profitable operations in our Turbine & Engine sector in the third and fourth quarters of this year. Our efforts with our Aerostructures & Electronics division are also making excellent progress, with the team focused on operational excellence.

"Our existing customers are very excited about the progress of Air Industries and have been very complimentary and are now presenting us new opportunities."

Mr. Michael Taglich, Chairman of the Board of Air Industries, commented: "We expect that the current quarter will, from an EBITDA standpoint, be about the same as the second quarter. Shareholders should understand that activity will be anything but flat: Work in Progress is expected to expand materially in the third quarter, as we are working feverishly throughout the quarter on products which we expect to ship in the fourth quarter. Fourth quarter revenue and EBITDA should set company records. It is my hope and expectation that, from there, we will not look back."

Financial Results for the Three Months Ended June 30, 2016:

For the three months ended June 30, 2016:

•	Consolidated net sales were $19,363,000, an increase of $306,000 or 1.6% compared to consolidated net sales of $19,057,000 for the comparable period last year.

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Consolidated gross profit was $4,115,000, or approximately 21.5% of sales for the three months ended June 30, 2016 compared to $3,897,000 or approximately 20.4% of sales for the comparable period last year.

•	Consolidated operating expenses were $4,182,000 for the three months ended June 30, 2016, an increase of $357,000 or 9.3% compared to $3,825,000 for the comparable period last year.

For three months ended June 30, 2016 consolidated operating loss was $(27,000), a decrease of $(99,000) from consolidated operating income of $72,000 for the comparable period last year. Consolidated net loss was $(252,000) an improvement of $349,000 or 58.1% compared with $(601,000) for the comparable period last year.

Loss per common share was $(0.04) for the three months ended June 30, 2016 an improvement of $0.04 or 50% from $(0.08) for the comparable period last year.

Financial Results for the Six Months Ended June 30, 2016:

For the six months ended June 30, 2016:

•	Consolidated net sales were $34,587, 000, a decrease of $(1,321,000) or (3.7%) compared to consolidated net sales of $35,868,000 for the comparable period last year.

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Consolidated gross profit was $6,976,000 or approximately 20.2% of sales for the six months ended June 30, 2016 compared to $8,266,000 or approximately 23.0% of sales for the comparable period last year.

•	Consolidated operating expenses were $8,594,000 for the six months ended June 30, 2016, an increase of $866,000 or 11.2% compared to $7,728,000 for the comparable period last year.

For six months ended June 30, 2016 consolidated operating loss was $(1,618,000), a decrease of $(2,156,000) from consolidated operating income of $ 538,000 for the comparable period last year. Consolidated net loss was $(1,682,000) a decrease of $(1,185,000) or (238.4%) compared with a consolidated net loss of $(497,000) for the comparable period last year.

Loss per common share was $(0.23) for the six months ended June 30, 2016 a decrease of $(0.17) or approximately (242.9%) from a loss of $(0.07) for the comparable period last year.

Management Discussion:

Sales results for the first half of 2016 are essentially consistent with 2015 with consolidated revenue for the six months ended June 30th declining by (3.7%). More encouraging, for the three months ended June 30, 2016 consolidated revenue increased slightly.

Complex Machining Segment: Revenue at our Complex Machining segment has improved for the second quarter but remains below our expectations. For the three months ended June 30, 2016 Complex Machining increased revenue by 8.1% versus the prior year. For the six months ended June 30, 2016 revenue was (4.5%) below 2015 reflecting the meager results of the first quarter.

As will be discussed in more detail below, during the six months ended June 30 bookings of new business for this segment have increased by $3.7 million or 19% over the same period last year.

Aerostructures & Electronics Segment: Revenue at our Aerostructures & Electronics segment declined for the three and six months ended June 30. For the six months ended June 30, 2016 revenue was (7.1%) below 2015. This decline is entirely due to this being an "off-year" for a major biennial contract which contributed over $2 million revenue during the first half of 2015. We expect that this contract will be awarded to us again in 2017.

During the six months ended June 30, 2016 bookings of new business for this segment have increased by nearly $3 million or 29% over the same period last year.

Turbine & Engine Segment: We continue to see consistent progress in revenue at our Turbine & Engine segment as we reposition this business. While revenue declined marginally in the second quarter, revenue has increased for the six months versus the prior year.

During the six months ended June 30, 2016 bookings of new business for this segment have significantly increased by over $3 million or 90% over the same period last year. It is more encouraging that lead times for bookings in this segment are generally shorter and are converted to sales more quickly than in our Complex Machining segment.

We previously announced that we are in the process of opening two new locations for the Turbine Engine Component segment following our customers to their new locations. We have begun to hire employees at our new Kalisz, Poland location and we anticipate revenue generating operations within weeks. Our plans for opening a second remote location in South Carolina are on track to be completed by the end of the year.

Business Development Activities: We continue to be very pleased with the results of our Business Development efforts. Bookings of new business continue to outpace the prior year, with an accelerating rate of increase. Through June 30, 2016, cumulative new business bookings were $43.2 million an increase of $9.7 million or 29% compared to the prior year. Bookings at the end of the first quarter of 2016 were 19% greater than in 2015.

Our Monthly and Year-to-Date bookings for 2015 and 2016 are shown graphically attached.

Our new business efforts have been enhanced by our presence at the Farnborough Air Show in July. Air Industries had a significant and professional presence that was well received by customers. Several of new contacts made at the show have already resulted in requests for quotation of new business.

Management and the Board of Air Industries are convinced that the Company is well positioned for the future. Our bookings and backlog are at record highs, our status and rating with our customers is extremely positive and we are expanding into new businesses.

Based on the results of the first half of 2016 we now expect that full year revenues will be in slightly in excess of $ 80 million with EBITDA approximately equal to 2015.

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine Engine Components.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, future revenues, earnings and EBITDA, the ability to realize firm backlog and projected backlog, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, the need for working capital to realize upon orders on a timely basis, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

EBITDA

The Company uses EBITDA as a supplemental liquidity measure because management finds it useful to understand and evaluate results, excluding the impact of non-cash depreciation and amortization charges, stock based compensation expenses, and nonrecurring expenses and outlays, prior to consideration of the impact of other potential sources and uses of cash, such as working capital items. This calculation may differ in method of calculation from similarly titled measures used by other companies.

Contact Information

•	Contact Information
Air Industries Group
631.881.4913
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